Exhibit(d)1.8

LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Dear Sirs:

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Advisory Agreement”). RIC advises you that it is creating six new funds to be named 2007 Retirement Distribution Fund – A Shares, 2007 Retirement Distribution Fund – S Shares, 2007 Accelerated Distribution Fund – A Shares, 2007 Accelerated Distribution Fund – S Shares, 2007 Extended Distribution Fund – A Shares and 2007 Extended Distribution Fund – S Shares (each, a “LifePoints Retirement Distribution Fund”) and that each LifePoints Retirement Distribution Fund desires RIMCo to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement is hereby amended to include each LifePoints Retirement Distribution Fund, each with an annual advisory fee of 0.20% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer

Accepted this      day of             , 200

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark, President

Frank Russell Company agrees to provide research and other resources without charge to RIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

FRANK RUSSELL COMPANY

By:
P. Craig Ueland, President